Exhibit 19.1
WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

INSIDER TRADING POLICY

1.Purpose. The Wabtec Board of Directors believes that any appearance of improper conduct on the part of any officers, directors or employees of Wabtec or any subsidiary of Wabtec as a result of their transacting in any securities of Wabtec (“Wabtec securities”) must be avoided. The Board has adopted this Insider Trading Policy to accomplish this result and help assure that Wabtec’s representatives will at all times be perceived as having the highest character and integrity. This Insider Trading Policy, as well as certain U.S. federal securities laws, also applies to family members, trusts, estates or other entities controlled by an officer, director or employee.

The obligation to adhere to U.S. federal securities laws and this policy as it relates to Wabtec securities will survive your separation from Wabtec. Upon separation from Wabtec, if you hold Wabtec securities, you should contact the Legal Department to understand your post-separation obligations with respect to compliance with this policy and U.S. federal securities laws.

2.Scope. This Policy applies to all Wabtec directors, officers, and employees, including individuals employed at domestic and foreign subsidiaries and joint ventures controlled by the Company (collectively “Company Personnel”), to family members of or trusts, estates or other entities controlled by Company Personnel and, where necessary and appropriate, to any outside parties who act on behalf of the Company (collectively “Associated Parties”), further defined below in Definitions.

Responsibilities: All Company Personnel and Associated Parties must:

a.Read, understand and comply with the mandates set forth in this Policy (Adherence is Mandatory);
b.Communicate and reinforce the mandates with individuals they supervise;
c.Properly manage and monitor business activities;
d.Be alert to indications or evidence of possible wrongdoings; and
e.Immediately report any actual or suspected violations.

Non-Compliance: All Company Personnel must always comply with this policy. Non-compliance with this policy may result in disciplinary action, up to and including termination of employment or contract, as well as legal consequences in the case of any violation of laws, rules, or regulations.

3.Policy Statement

A.General Insider Trading Policy

1.Prohibition on Insider Trading. The U.S. federal securities laws prohibit anyone from purchasing or selling securities of a publicly-held company such as Wabtec, either in the open market or in private transactions, if they possess material, non-public information about the company. Because of their positions, directors, officers and employees may routinely be aware of material, non-public information about Wabtec. The U.S. federal securities laws also prohibit giving tips to others based upon such information and prohibit the receiver of tips, the “tippee,” from acting on corporate inside information. Similarly, you may learn of material, non-public information about other companies as a result of your position with Wabtec. Investments in or sales of securities of other companies with which Wabtec transacts business must not be based on inside information. Prohibitions against insider trading apply equally to transactions in those companies while you are in possession of their material, nonpublic information. Such investments or sales may violate the law as well as the trust which Wabtec places in those persons with access to non-public information.

2.Applicability/Employee Benefit Plans. This Policy applies to all transactions in Wabtec securities, including purchases, sales and gifts. This Policy applies to all Wabtec securities including, but not limited to, common stock and options to purchase common stock. The prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by employees to employee benefit plans (e.g. 401K Plans) which are used to purchase Wabtec securities pursuant to the employees’ advance instructions. However, employees may not alter their instructions regarding the purchase or sale of Wabtec securities in such plans, or make discretionary transfers into or out of Wabtec securities in such plans, while in the possession of material, non-public information.

3.Compliance. This Policy is not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. The misuse of inside information or engaging in insider trading may result in disciplinary action, including termination, as well as the imposition of civil and criminal penalties. If you have specific questions regarding this Policy or the applicable law, please contact Wabtec’s Legal Department.

4.Material, Non-Public Information. Information is considered material if it would be deemed important by a reasonable investor in deciding whether to buy, sell, or refrain from any activity regarding Wabtec securities. Information also is considered to be material if it likely would have a significant impact on the market price of Wabtec securities. Information is considered non-public until it has been effectively disclosed to the public and there has been adequate time for the market as a whole to digest the information. Effective disclosures typically include Wabtec’s filings with the Securities and Exchange Commission (the “SEC”), press releases, and conference calls or webcasts that are open to the public.

While it is not possible to compile an exhaustive list, information concerning any of the following items should be reviewed carefully to determine whether such information is material:

•annual or quarterly financial results;
•a significant change in earnings or earnings projections;
•significant changes in Wabtec’s debt ratings;
•unusual gains or losses in major operations;
•negotiations and agreements regarding significant customer contracts,
•significant acquisitions, divestitures, or business combinations;
•a significant increase or decrease in dividends on Wabtec’s stock;
•planned stock splits or debt or equity offerings;
•actual or threatened significant litigation or government proceedings or the resolution thereof;

•major management changes; and
•significant cybersecurity incidents or other significant disruptions in operations.
You should remember that if transactions in Wabtec securities become the subject of scrutiny, they will be viewed after the fact. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view a transaction with the benefit of hindsight. When in doubt, information should be presumed to be material.

B.Additional Securities Law Responsibilities of Officers and Directors.

Certain aspects of the U.S. federal securities laws are particularly applicable to corporate officers and directors. Compliance with these laws is essential to avoid criminal penalties or civil injunctions against Wabtec, with similar penalties, possibly including jail sentences, for officers or directors of Wabtec. Substantial monetary damages may also be imposed on Wabtec, its officers or directors, especially in connection with shareholder derivative suits.

1.Restrictions on Transactions in Wabtec Securities. To help prevent inadvertent violations of insider trading laws and to avoid even the appearance of an improper transaction, Wabtec has adopted the following policies:

•No officer or director may transact in Wabtec securities beginning on the 15th calendar day of the third month of each reporting calendar quarter and continuing until at least one full trading day has elapsed after Wabtec’s financial results for that quarter have been made public. Any day on which the New York Stock Exchange is open counts as a business day for this purpose. Generally, officers and directors would be able to transact beginning after the first business day after financial results are made public. Wabtec may on occasion issue interim earnings guidance or other potentially material information by means of a press release or filing with the SEC. Officers and directors should anticipate that trading will be blacked out while Wabtec is in the process of assembling the information to be released and that officers and directors would be able to transact beginning after the second business day after such information is made public. Additional event-specific blackouts may be instituted from time to time at the discretion of the Legal Department.

•All officers and directors must contact the Wabtec Legal Department and obtain clearance before initiating any transaction involving any Wabtec securities, including the exercise or sale of stock options, restricted stock or performance shares under Wabtec’s stock based compensation plans.

2.Prohibited Transactions. Wabtec considers it improper and inappropriate for any of its officers or directors to engage in short-term or speculative transactions in Wabtec securities or in other transactions in Wabtec securities that may lead to inadvertent violations of the insider trading laws or do not align an officer’s or a director’s interest in the long-term growth of Wabtec with those of our stockholders. Therefore, it is Wabtec’s policy that officers and directors may not engage in any of the following transactions:

a.Short Sales. Short sales of Wabtec securities (i.e., sales of securities that are not then owned) evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve Wabtec’s performance. For these and other reasons, short sales of Wabtec securities are prohibited. In addition, Section 16 of the Securities Exchange Act of 1934 prohibits executive officers and directors from engaging in short sales. (See Section C.1 below.)
b.Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of Wabtec securities and therefore creates the appearance that the officer or director is trading based on inside information. Transactions in options also may focus the officer’s or director’s attention on short-term performance at the expense of long- term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited.
c.Standing Orders. Standing orders placed by an officer or director with a broker are prohibited, other than in the context of a Rule 10b5-1 trading plan (see below). A standing order placed by an officer or director with a broker to sell or purchase Wabtec securities at a specified price leaves the officer or director with no control over the timing of the transaction. A standing order transaction executed by the broker when the officer or director is aware of material, non-public information could result in unlawful insider trading.
d.Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer or director to lock in much of the value of his or her shares of Wabtec stock, often in exchange for all or part of the potential for upside appreciation in the shares. These transactions allow the officer or director to continue to own the covered shares, but without the full risks and rewards of ownership. When that occurs, the officer or director may no longer have the same objectives as our other shareholders. Therefore, officers and directors of Wabtec are prohibited from engaging in any such transactions.
e.Margin Accounts and Pledges. Because a margin sale or foreclosure sale may occur at a time when an officer is aware of material, non-public information or otherwise is not permitted to transact in Wabtec securities, officers and directors are prohibited from pledging Wabtec securities as collateral for a loan. This includes holding Wabtec securities in a margin account if those securities serve as collateral for a loan. It does not prohibit holding Wabtec securities in a margin account if they are not eligible to be used as collateral in such account.
f.Rule 10b5-1 Plans. A Rule 10b5-1 trading plan with respect to Wabtec securities may not be entered into, amended or terminated during a blackout period and may only be entered into, amended or terminated when the individual does not possess material, non-public information. Entry into any such plans, along with any amendments or terminations of such plans, by any Company Personnel requires prior approval of the Wabtec Legal Department.

3.Permitted Transactions. During a blackout period, directors and officers are permitted to: conduct exercises for cash (exercise and hold) or cashless exercises if no Wabtec securities are sold in the market to fund the exercise; continue regular and matching contributions in benefit plans; make bona fide gifts of Wabtec securities so long as the director or officer has no reason to believe that the recipient intends to sell the securities during the blackout period; and conduct transactions in previously approved and adopted Rule 10b5-1 trading plans. Before entering into any of these transactions, an officer or director is required to contact the Wabtec Legal Department for pre-approval of any of the aforementioned transactions.

C.Additional Securities Law Responsibilities of Executive Officers and Directors

In addition to the responsibilities set forth above that are applicable to all officers and directors, executive officers and directors are subject to the following:

1.Short Swing Profits and Section 16 Stock Ownership Reports. Officers and directors are subject to Section 16 of the Securities Exchange Act of 1934. Section 16 seeks to prevent misuse of inside information by imposing profit recovery for so-called “short swing” transactions involving any purchase and sale (or sale and purchase) of any Wabtec securities within any period of less than six months. Section 16 is applied very broadly (i.e., by matching the lowest purchase prices against the highest sales prices) to extract the maximum amount of profit recovery from any matchable purchases and sales within a six month period. To aid in monitoring purchases and sales that may be subject to profit recovery, Section 16 requires each officer and director to file with the SEC statements showing any change in stock ownership (Forms 3, 4 and 5). Because of the complexity in this area, the Human Resources Department, in conjunction with the Legal Department, will prepare and file Section 16 reports for officers and directors. Officers and directors should immediately report any changes in their beneficial ownership of Wabtec securities (including by sale, purchase, gift, contribution to a trust or other entities, among others) to the Human Resources and the Legal Departments so that any required reports can be timely prepared and filed. To avoid becoming subject to Section 16 liability, an officer or director should consult with the Wabtec Legal Department prior to any transaction in Wabtec securities by an officer or director, family members or trusts or other entities associated with an officer or director.

2.Preparation and Filing of Form 144 Prior to the Sale of Wabtec Stock. Officers and directors are required to file a Form 144 with the SEC each time they intend to sell Wabtec securities in the market. Typically, the Form 144 will be prepared and filed with the SEC by the seller’s broker. Accordingly, officers and directors should ensure that their brokers have been provided with their EDGAR filing codes. The Form 144 is a notice of a proposed sale of securities. In order to prepare the Form 144, information required to be provided includes the name and address of the broker through which the shares will be sold, the number of shares intended to be sold, the source and date of acquisition of the shares being sold and, if applicable, the date and nature of payment for the shares to be sold. The Form 144 must be electronically filed with the SEC on or prior to the date that an order is placed with a broker to sell shares. Therefore, anytime an officer or director intends to sell Wabtec shares (including a sale which occurs pursuant to a cashless stock award exercise), they should provide the Wabtec Human Resources and Legal Departments with a minimum of two business days prior notice.

D.Reporting a Concern

If you have any questions or suspect any violations to this Policy, please contact your manager, HR, legal, Compliance, or the CCO or designee immediately. Concerns may also be reported confidentially and anonymously by any party, through our Speak Up Wabtec! program.

Online Reporting (can be submitted anonymously): http://speakupwabtec.ethicspoint.com/ Email Reporting: speakupwabtec@wabtec.com

Toll-free Helpline (U.S. / Canada – English Speaking): 1-877-860-1054 or 1-800-682-5845 Toll-free Helpline (U.S. / Canada – Non-English Speaking): 1-888-273-6085

Toll-free Helpline: Wabtec maintains toll-free Helpline numbers in various countries. Toll-free numbers currently in effect for other countries are posted at http://speakupwabtec.ethicspoint.com/.

You may remain anonymous when you call from a country in which anonymous reporting is allowed. Regardless of the reporting channel, all reported concerns are taken seriously and thoroughly investigated. Wabtec does not tolerate any retaliation by any individual against any party who raises a concern or reports wrongdoing.

4.Definitions.
“Associated Parties” means any individual or company (whether incorporated or unincorporated) who is associated with the Company and performs services on behalf of the Company. This term is broad in scope and embraces all such individuals or companies providing services for the Company, including (but not limited to) customs brokers, freight forwarders, tax advisors, agents and consultants.

“Chief Compliance Officer” (CCO): The individual that the Company has appointed to administer this Policy.

5.Roles and Responsibilities. The Company has developed a comprehensive program for implementing this Policy through appropriate guidance, training, certifications, oversight monitoring and investigations. The CCO or designee is responsible for administering this Policy.

CCO or designee - (i) giving advice on the interpretation and application of this Policy, (ii) supporting training and education, (iii) monitoring compliance with the Policy, (iv) providing periodic reporting to the Company’s Board of Directors, (v) responding to inquiries and reported concerns, and (vi) directing the due diligence process.